Exhibit 99.1

B&G Foods Delivers Strong Net Sales and Earnings Growth for Fourth Quarter and Full-Year 2011

— Board Increases Dividend 17.4%; Third Increase in Last 12 Months —

Parsippany, N.J., February 16, 2012—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the fourth quarter and full-year 2011.

Highlights:

•                  Net sales increased 5.7% to $150.0 million for the quarter and 6.0% to $543.9 million for the year

•                  Net income increased 55.2% to $50.2 million for the year

•                  Adjusted net income* increased 22.8% to $53.1 million for the year

•                  Diluted earnings per share increased 55.2% to $1.04 for the year

•                  Adjusted diluted earnings per share* increased 21.1% to $1.09 for the year

•                  Adjusted EBITDA* increased 11.8% to $36.7 million for the quarter and 9.5% to $131.1 million for the year

•                  The Company expects to deliver 2012 adjusted EBITDA of $166.0 million to $170.0 million

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “2011 was the third consecutive year of strong results for our business, producing solid organic and acquisition sales growth, and strong earnings and adjusted EBITDA growth.  We believe our acquisition of the Culver Specialty Brands on November 30th sets the stage for another year of strong top and bottom line growth in 2012.”

“We continue to believe that returning cash to our shareholders is a key component of B&G Foods’ approach to generating total return for shareholders, and consistent with that our Board of Directors yesterday increased our quarterly dividend, the third increase since the start of 2011.”

Financial Results for the Fourth Quarter of 2011

Net sales for the fourth quarter of 2011 increased 5.7% to $150.0 million from $141.9 million for the fourth quarter of 2010.  This $8.1 million increase was attributable to an increase in unit volume of $5.6 million and pricing of $3.1 million, partially offset by an increase in coupon and slotting expenses of $0.6 million.  Net sales of the Culver Specialty Brands, which B&G Foods acquired at the end of November 2011, contributed $6.5 million to the overall fourth quarter increase and net sales of the Company’s Don Pepino and Sclafani brands, which B&G Foods acquired during the fourth quarter of 2010, contributed $1.9 million to the overall fourth quarter increase.

*            Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for definitions of the terms adjusted net income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA, as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA to the most comparable GAAP financial measures.

Gross profit for the fourth quarter of 2011 increased 4.7% to $49.3 million from $47.1 million in the fourth quarter of 2010.  Gross profit expressed as a percentage of net sales decreased 0.3 percentage points to 32.9% for the fourth quarter of 2011 from 33.2% in the fourth quarter of 2010.  The decrease in gross profit expressed as a percentage of net sales was primarily attributable to an increase in commodity and distribution costs partially offset by increased pricing of $3.1 million and a sales mix shift to higher margin products.  Operating income increased 7.2% to $31.0 million for the fourth quarter of 2011, from $28.9 million in the fourth quarter of 2010.

Net interest expense for the fourth quarter of 2011 increased $3.3 million or 39.3% to $11.8 million from $8.5 million for the fourth quarter of 2010.  The increase in net interest expense for the fourth quarter was primarily attributable to additional debt incurred for the Culver Specialty Brands acquisition and a $2.1 million write-off of the remaining amount recorded in accumulated other comprehensive loss related to an interest rate swap due to the Company’s prepayment and termination of $130.0 million of term loan borrowings under its prior credit agreement.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $12.3 million, or $0.25 per diluted share, for the fourth quarter of 2011, as compared to reported net income of $14.3 million, or $0.29 per diluted share, for the fourth quarter of 2010.  The Company’s adjusted net income for the fourth quarter of 2011 was $14.7 million, and adjusted diluted earnings per share was $0.30, as compared to adjusted net income of $13.7 million and adjusted diluted earnings per share of $0.28 for the fourth quarter of 2010.

For the fourth quarter of 2011, adjusted EBITDA, which excludes the impact of transaction costs related to the Culver Specialty Brands acquisition, increased 11.8% to $36.7 million from $32.8 million for the fourth quarter of 2010.  There were no adjustments to EBITDA for the fourth quarter of 2010.

Financial Results for Full-Year 2011

Net sales for fiscal 2011 increased 6.0% to $543.9 million from $513.3 million for fiscal 2010.  This $30.5 million increase was attributable to an increase in unit volume of $29.6 million and pricing of $1.7 million, respectively, offset by an increase in coupon and slotting expenses of $0.8 million.  Net sales of the Company’s Don Pepino and Sclafani brands, which B&G Foods acquired during the fourth quarter of 2010, contributed $12.5 million to the overall increase for fiscal 2011 and net sales of the Culver Specialty Brands, which B&G Foods acquired at the end of November 2011, contributed $6.5 million to the overall increase for fiscal 2011.

Gross profit for fiscal 2011 increased 6.0% to $177.8 million from $167.7 million in fiscal 2010.  Gross profit expressed as a percentage of net sales remained consistent at 32.7% in fiscal 2011 and fiscal 2010, attributable to pricing gains of $1.7 million and a sales mix shift to higher margin products offset by higher input and distribution costs.  Operating income increased 8.4% to $113.5 million in fiscal 2011, from $104.7 million in fiscal 2010.

Net interest expense for fiscal 2011 decreased $3.7 million or 9.1% to $36.7 million from $40.3 million in fiscal 2010.  The decrease in net interest expense in fiscal 2011 was due to the termination of an interest rate swap, which reduced the effective interest rate on $130.0 million of term loan borrowings under the Company’s prior credit agreement and eliminated the unfavorable fair market value adjustment relating to the interest rate swap.  This was partially offset by an increase in interest expense from additional debt incurred for the Culver Specialty Brands acquisition and a $2.1 million charge relating to the write-off of the remaining amount recorded in accumulated other comprehensive loss on the interest rate swap due to the Company’s early termination of $130.0 million of term loan borrowings under its prior credit agreement.

The Company’s reported net income under U.S. GAAP was $50.2 million, or $1.04 per diluted share, for fiscal 2011, as compared to reported net income of $32.4 million, or $0.67 per diluted share, for fiscal 2010.  The Company’s adjusted net income for fiscal 2011 was $53.1 million, and adjusted diluted earnings per share was $1.09, as compared to adjusted net income of $43.2 million and adjusted diluted earnings per share of $0.90 for fiscal 2010.

For fiscal 2011, adjusted EBITDA, which excludes the impact of transaction costs related to the Culver Specialty Brands acquisition, increased 9.5% to $131.1 million from $119.7 million for fiscal 2010.  There were no adjustments to EBITDA for fiscal 2010.

Guidance

Adjusted EBITDA for fiscal 2012 is expected to be approximately $166.0 million to $170.0 million.  Capital expenditures for fiscal 2012 are expected to be approximately $12.0 million.  Cash interest expense for fiscal 2012 is expected to be approximately $44.0 million.

Quarterly Dividend Increased 17.4%

On February 15, 2012, B&G Foods’ Board of Directors increased the Company’s quarterly dividend 17.4% from $0.23 to $0.27 per share of common stock.  On an annualized basis, the dividend increases from $0.92 to $1.08 per share. The next quarterly dividend will be payable on April 30, 2012 to shareholders of record as of March 30, 2012.  At the closing market price of the common stock on February 15, 2012, the new dividend rate represents an annualized yield of 4.8%.  This is the 3rd quarterly dividend increase since the start of 2011 and is the 30th consecutive quarterly dividend declared by the Board of Directors since B&G Foods’ initial public offering in October 2004.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 p.m. ET today, February 16, 2012.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 515-2880 for U.S. callers or (719) 457-2637 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 1400744. The replay will be available from February 16, 2012, through March 1, 2012.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for acquisition-related transaction costs incurred in fiscal 2011) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income” and “adjusted diluted earnings per share,” which are calculated as reported net income and reported diluted earnings per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income and diluted earnings per share to eliminate the items identified below.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of charges associated with realized and unrealized gains or losses on the Company’s interest rate swap, acquisition-related transaction costs and gains or losses on extinguishment of debt, management does not consider these costs when evaluating the Company’s performance or when making decisions regarding allocation of resources.

A reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities is included below for fiscal 2011 and 2010, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income and adjusted diluted earnings per share to reported net income and reported diluted earnings per share.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Don Pepino, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Molly McButter, Mrs. Dash,  Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Sugar Twin, Trappey’s, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding top and bottom line growth in 2012, cash flow generation, and adjusted EBITDA, capital expenditures and cash interest expense for fiscal 2012.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 31, 2011	January 1, 2011
Assets
Current assets:
Cash and cash equivalents	$16,738	$98,738
Trade accounts receivable, less allowance for doubtful accounts and discounts of $723 and $765 in 2011 and 2010	39,476	34,445
Inventories	85,234	74,563
Prepaid expenses	4,551	1,715
Income tax receivable	2,529	171
Deferred income taxes	1,696	5,439
Total current assets	150,224	215,071

Property, plant and equipment, net	61,930	60,812
Goodwill	262,827	253,744
Other intangibles, net	634,522	332,001
Other assets	23,420	10,095
Total assets	$1,132,923	$871,723

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$24,427	$15,531
Accrued expenses	26,719	25,584
Interest rate swap	—	12,012
Current portion of long-term debt	9,750	—
Dividends payable	10,971	8,099
Total current liabilities	71,867	61,226

Long-term debt	710,357	477,748
Other liabilities	9,409	4,232
Deferred income taxes	105,743	97,932
Total liabilities	897,376	641,138
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 47,700,132 and 47,639,924 issued and outstanding as of December 31, 2011 and January 1, 2011, respectively	477	476
Additional paid-in capital	159,916	201,770
Accumulated other comprehensive loss	(10,430)	(7,002)
Retained earnings	85,584	35,341
Total stockholders’ equity	235,547	230,585
Total liabilities and stockholders’ equity	$1,132,923	$871,723

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Net sales	$149,998	$141,866	$543,866	$513,337
Cost of goods sold	100,708	94,807	366,090	345,668
Gross profit	49,290	47,059	177,776	167,669

Operating expenses:
Selling, general and administrative expenses	16,549	16,545	57,618	56,495
Amortization expense	1,766	1,619	6,679	6,457
Operating income	30,975	28,895	113,479	104,717

Other expenses:
Interest expense, net	11,821	8,487	36,675	40,342
Loss on extinguishment of debt	—	—	—	15,224
Income before income tax expense	19,154	20,408	76,804	49,151
Income tax expense	6,899	6,130	26,561	16,772
Net income	$12,255	$14,278	$50,243	$32,379

Weighted average shares outstanding:
Basic	47,712	47,643	47,856	47,584
Diluted	48,665	48,644	48,541	48,283

Earnings per share:
Basic	$0.26	$0.30	$1.05	$0.68
Diluted	$0.25	$0.29	$1.04	$0.67

Cash dividends declared per share	$0.23	$0.17	$0.86	$0.68

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Net income	$12,255	$14,278	$50,243	$32,379
Income tax expense	6,899	6,130	26,561	16,772
Interest expense, net(1)	11,821	8,487	36,675	40,342
Depreciation and amortization	4,265	3,905	16,229	15,023
Loss on extinguishment of debt(2)	—	—	—	15,224
EBITDA(3)	35,240	32,800	129,708	119,740
Acquisition-related transaction costs	1,418	—	1,418	—
Adjusted EBITDA(3)	36,658	32,800	131,126	119,740
Income tax expense	(6,899)	(6,130)	(26,561)	(16,772)
Interest expense, net	(11,821)	(8,487)	(36,675)	(40,342)
Acquisition-related transaction costs	(1,418)	—	(1,418)	—
Deferred income taxes	882	3,868	13,529	9,452
Amortization of deferred financing costs and bond discount	751	501	2,251	2,016
Unrealized (gain) loss on interest rate swap	—	(1,384)	—	436
Realized gain on interest rate swap	—	—	(612)	—
Reclassification to net interest expense for interest rate swap	2,399	423	3,669	1,693
Share-based compensation expense	1,401	1,334	4,098	3,747
Excess tax benefits from share-based compensation	70	4	(1,047)	(326)
Changes in assets and liabilities	10,717	14,807	(16,327)	19,233
Net cash provided by operating activities, net of effects of business combinations	$32,740	$37,736	$72,033	$98,877

(1)                    Net interest expense for the fourth quarter of fiscal 2011 includes a charge of $0.3 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to an interest rate swap and a $2.1 million charge relating to the write-off of the remaining amount recorded in accumulated other comprehensive loss related to the swap due to our prepayment and termination of $130.0 million of term loan borrowings. Net interest expense for fiscal 2011 includes a benefit of $0.6 million related to the realized gain on the interest rate swap, a charge of $1.6 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap and a $2.1 million charge relating to the write-off of the remaining amount recorded in accumulated other comprehensive loss related to the swap due to our prepayment and termination of $130.0 million of term loan borrowings.  Net interest expense in the fourth quarter of fiscal 2010 includes a benefit of $1.4 million related to the unrealized gain on the interest rate swap and a charge of $0.4 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap.  Net interest expense in fiscal 2010 includes a charge of $0.4 million related to the unrealized loss on the interest rate swap and a charge of $1.7 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap.

(2)                    During fiscal 2011 B&G Foods did not have any loss on extinguishment of debt.  During the fourth quarter of fiscal 2010, we did not have any loss on extinguishment of debt.  Loss on extinguishment of debt for fiscal 2010 includes costs relating to the Company’s repurchase and redemption of $69.5 million aggregate principal amount of senior subordinated notes and $240.0 million aggregate principal amount of senior notes, including the repurchase premium of $10.7 million and the write-off of deferred financing costs of $4.5 million.

(3)                    EBITDA is a non-GAAP financial measure used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt.  We define adjusted EBITDA as EBITDA adjusted for acquisition-related transaction costs incurred in fiscal 2011.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt and acquisition-related transaction costs because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA and adjusted EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements.  EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related transaction costs and income taxes.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Reported net income	$12,255	$14,278	$50,243	$32,379
Loss on extinguishment of debt, net of tax(1)	—	—	—	9,530
Acquisition-related transaction costs, net of tax	906	—	906	—
Non-cash adjustments on interest rate swap, net of tax(2)	1,533	(602)	1,953	1,333
Adjusted net income	$14,694	$13,676	$53,102	$43,242
Adjusted diluted earnings per share	$0.30	$0.28	$1.09	$0.90

(1)          During fiscal 2011 B&G Foods did not have any loss on extinguishment of debt.  During the fourth quarter of fiscal 2010, we did not have any loss on extinguishment of debt.  Loss on extinguishment of debt for fiscal 2010 includes costs relating to the Company’s repurchase and redemption of $69.5 million aggregate principal amount of senior subordinated notes and $240.0 million aggregate principal amount of senior notes, including the repurchase premium of $10.7 million and the write-off of deferred financing costs of $4.5 million.

(2)          Net interest expense for the fourth quarter of fiscal 2011 includes a charge of $0.3 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to an interest rate swap and a $2.1 million charge relating to the write-off of the remaining amount recorded in accumulated other comprehensive loss related to the swap due to our prepayment and termination of $130.0 million of term loan borrowings. Net interest expense for fiscal 2011 includes a benefit of $0.6 million related to the realized gain on the interest rate swap, a charge of $1.6 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap and a $2.1 million charge relating to the write-off of the remaining amount recorded in accumulated other comprehensive loss related to the swap due to our prepayment and termination of $130.0 million of term loan borrowings.  Net interest expense in the fourth quarter of fiscal 2010 includes a benefit of $1.4 million related to the unrealized gain on the interest rate swap and a charge of $0.4 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap.  Net interest expense in fiscal 2010 includes a charge of $0.4 million related to the unrealized loss on the interest rate swap and a charge of $1.7 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap.